Exhibit 99.1

DIGI POWER X INC.

Nasdaq: DGXX | Cboe Canada: DGX

A Vertically Integrated AI Infrastructure Company

Digi Power X Reports Q3 2026 Revenue Up 85% and AI

Revenue Up Over 400% Compared to Q2

Contracted colocation at Columbiana represents approximately $402 million of Phase 1 contract value over the initial ten-year term and up to approximately $1.07 billion across both phases; Company ends quarter with $119.6 million in cash and digital currencies and no outstanding borrowings

MIAMI, FL – November 13, 2026 – Digi Power X Inc. (Nasdaq: DGXX / Cboe Canada: DGX) (“Digi Power X” or the “Company”), an AI data center infrastructure operator, today reported its financial and operating results for the third quarter ended September 30, 2026 (all amounts in U.S. dollars, unless otherwise indicated). The Company’s quarterly report on Form 10-Q, which includes unaudited consolidated financial statements and management’s discussion and analysis (“MD&A”) for the quarter ended September 30, 2026, is being filed and made accessible under the Company’s continuous disclosure profile on SEDAR+ at www.sedarplus.ca and will also be available on EDGAR at www.sec.gov/edgar.

Third Quarter 2026 Highlights

All amounts in U.S. dollars (millions)

●	Revenue of $12.25 million, up 85% from the previously completed fiscal quarter and an increase of 50% compared to the quarter ended September 30, 2025;

●	$119.6 million in cash, cash equivalents and digital currencies, $103.0 million of working capital and no outstanding borrowings at quarter end;

●	Columbiana Phase 1 tenant access and commissioning expected on December 15, 2026, with billing expected to begin in January 2027. Phase 2 construction is underway, with tenant access targeted for March 2027, subject to various conditions;

●	Net income of $1.0 million ($0.01 per share), materially supported by digital currency and warrant valuation gains, compared to a net income of $0.1 million for the quarter ended September 30, 2025;

●	Closing of proposed $200 million credit facility syndicated by Goldman Sachs currently expected in Q4 2026, subject to definitive documentation and various conditions;

●	EBITDA[1] of $6.5 million and Adjusted EBITDA[2] of $0.6 million (both non-GAAP), versus $1.7 million and negative $1.0 million, respectively, compared to the quarter ended September 30, 2025;

●	AI revenue[3] of $5.66 million, up more than 400% over the previous fiscal quarter and representing 46% of total quarterly revenue, compared with nil AI revenue in the quarter ended September 30, 2025. GPU rental revenue increased 127% from the previously completed fiscal quarter to $2.46 million, compared with nil GPU rental revenue in the quarter ended September 30, 2025;

●	2027 Outlook: annualized revenue run-rate of approximately $250-300 million anticipated by the end of Q3 2027, subject to adequate financing and market conditions. Planned 2027 capex of approximately $350 million is expected to be funded principally through customer deposits and contract-backed debt, designed to minimize shareholder dilution.

[1]	EBITDA is a non-GAAP financial measure presented as a supplement to GAAP results. See “Adjusted EBITDA—GAAP Reconciliation” and “Non-GAAP Financial Measures” below.
[2]	Adjusted EBITDA is a non-GAAP financial measure presented as a supplement to GAAP results. See “Adjusted EBITDA—GAAP Reconciliation” and “Non-GAAP Financial Measures” below.
[3]	For a breakdown of AI revenue, see “Third Quarter Summary – Revenue Mix” below.

Management Commentary

“Our third-quarter results demonstrate that Digi Power X’s transformation into an AI infrastructure company is beginning to take hold. Revenue increased 85% over the previous quarter, and AI now accounts for nearly half of our business, all before the expected start of Columbiana colocation billing in January 2027.

Our next priority is execution: bringing Columbiana into service, expanding our compute capacity and converting our power assets into long-term contracted revenue. We ended the quarter with approximately $120 million in cash, cash equivalents and digital currencies and no outstanding borrowings, giving us a strong foundation for this next phase.

We are building this business with a clear focus on value per share. Our approach is to secure bankable customer commitments, deploy capital against attractive returns and fund expansion principally through customer contributions and contract-backed financing. Our ambition is substantial, and our discipline is equally clear: grow recurring revenue and cash generation while minimizing shareholder dilution.”

— Michel Amar, Chairman & Chief Executive Officer, Digi Power X Inc.

Columbiana: Contracted Revenue Ahead

The Company’s ten-year take-or-pay colocation agreement with Cerebras, its AI colocation tenant at its Columbiana, Alabama campus is expected to provide annual fees for Phase 1 (15 MW) averaging approximately $40 million per year over the ten-year term, for an approximate aggregate total of $402 million. Subject to satisfaction of various conditions, Phase 2 (25 MW) would add approximately $58.5 million in annual fees, bringing combined average annual fees to approximately $107 million per year, and total contract value to approximately $1.07 billion if both phases commence, with an option to expand the relationship for an additional term that could increase the total potential contract value to approximately $2.5 billion.

Annualized Revenue	$ millions
Q3 2026 revenue × 4	~49.0
+ Columbiana Phase 1 (contracted)	35.1
+ Columbiana Phase 2 (conditional)	58.5
Illustrative combined annualized revenue, including conditional Phase 2	~142.6

Illustrative only; not guidance. Assumes no change in existing revenue. Phase 2 remains conditional, including on adequate financing.

Construction of Phase 1 (15 MW) remains on schedule. The Company expects to provide its tenant with access to the Phase 1 facility on December 15, 2026 and to begin commissioning of the liquid-cooling and power systems at that time, with Phase 1 billing expected to begin in January 2027 following commissioning. Work on Phase 2 (25 MW) is already underway, and the Company is targeting tenant access for Phase 2 in March 2027.

NeoCloudz Token Factory is Live

This quarter, Digi Power X launched the NeoCloudz Token Factory, taking the Company from AI infrastructure provider to direct seller of AI tokens. Running on Digi Power X’s own power, data centers and GPUs, the platform sells AI inference straight to customers. Because the Company owns the full stack, it keeps the value of every token it serves instead of renting out compute at wholesale prices. Digi Power X expects the Token Factory to unlock a new, fast-growing revenue stream with meaningfully higher margins, marking a major step in turning its infrastructure into a full-scale AI business.

“Going live with the NeoCloudz Token Factory is a major step for Digi Power X. We own the power, the data centers and the GPUs, and now we’re selling tokens directly to customers. That lets us earn more from every megawatt we operate, and we’re excited to grow this business alongside our existing infrastructure.”

— Alec Amar, President, Digi Power X Inc.

$200 Million Project-Level Debt Financing

As previously announced on October 13, 2026, the Company received a commitment letter from a major lending institution for US$200 million in debt financing, syndicated by Goldman Sachs, to support the development of its 40 MW AI data center in Columbiana, Alabama. The financing is expected to be structured at a project special purpose vehicle level, with an unsecured Company guarantee through project completion and other limited matters. Proceeds are intended to support completion of the Columbiana, Alabama project and related project costs. Closing is subject to definitive documentation and the satisfaction of various conditions, including the lender’s completion of its diligence. There can be no assurance that the financing will be completed on the anticipated terms or at all.

2027 Outlook

Based on its contracted business, available power and planned AI infrastructure deployments, the Company expects to reach a revenue run-rate of approximately $250 million to $300 million annualized, or approximately $21 million to $25 million per month, by the end of the third quarter of 2027, subject to adequate financing and market and various other conditions. Approximately $143 million of that annualized run-rate (about $12 million per month) is supported by current operations and the Columbiana tenant agreement, including conditional Phase 2. The balance is expected to come from additional AI colocation and GPU capacity currently in development and in customer negotiations.

2027 Capital Plan

The Company expects 2027 capital expenditures of approximately $350 million, primarily for the build-out of approximately 10 MW of AI inference (“token factory”) capacity and the completion of Phase 2 at Columbiana. The Company intends to fund this program principally through customer deposits and prepayments and debt financing, including the proposed $200 million facility, together with cash on hand. This approach ties capital deployment to contracted revenue and is designed to minimize dilution to shareholders.

US Data Centers: Modular AI Infrastructure

Digi Power X owns approximately 48% of US Data Centers Inc. (“USDC”), which designs and deploys ARMS modular AI data center systems. Digi Power X accounts for its investment in USDS under the equity method. USDC is independently raising capital to fund its expansion (which results in further dilution of the interest of Digi Power X), without capital contributions from Digi Power X and without the issuance of Digi Power X shares. USDC is also developing URP-1, a robotics platform for automated deployment and maintenance of modular data center infrastructure.

Opportunity for Growth and Expansion

Digi Power X continues to prepare its New York infrastructure assets for conversion to AI data center operations, providing opportunity to expand its AI portfolio. The Company is targeting the transition of these sites beginning in Q3 and Q4 2027.

The Company is also advancing development planning for a large-scale AI data center campus in North Carolina, where the Company owns approximately 40 acres adjacent to one of North Carolina’s largest electrical switchyards. The current development plan contemplates approximately 75 MW in 2029 and an additional 75 MW in 2030. The Company also continues to assess opportunities associated with its previously announced LOI involving a 1.3 GW power generation asset in West Virginia.

Between its New York infrastructure assets, North Carolina development plans and West Virginia power asset, Digi Power X can expand its aggregate power capacity to over 400 MW, through a geographically diversified portfolio of power-secured AI infrastructure, if its development plans are fully realized.

Third Quarter Summary

Revenue Mix

Business Category	Q3 2026 Revenue		Share of Revenue
Tier III colocation services	$3.20	M	26.1%
GPU rental (NeoCloudz)	$2.46	M	20.1%
Total AI	$5.66	M	46.2%
Energy Sales	$3.29	M	26.9%
Legacy Bitcoin colocation	$3.11	M	25.4%
Digital currency mining and staking	$0.18	M	1.5%
Total	$12.25	M	100.0%

Legacy Bitcoin activities fell to approximately 27% of revenue from approximately 63% during the quarter ended September 30, 2025, and AI revenue more than offset the decline. Energy sales increased 68% over the previously completed fiscal quarter and 9% year-over-year.

Financial Summary

Business Category	Q3 2026		Q2 2026		Change
Revenue	$12.25	M	$6.63	M	+85%
AI revenue	$5.66	M	$1.08	M	>+400%
Energy revenue	$3.29	M	$1.96	M	+68%
GAAP gross loss	$(2.41	M)	$(5.48	M)	+56%
Gross profit before D&A	$3.08	M	$(1.46	M)	+$4.54	M
Net income (loss)	$1.0	M	$(14.36	M)	+15.40	M
EBITDA	$6.53	M	$(10.29	M)	163%
Basic and diluted EPS	$0.01		$(0.17)		+0.18
Cash, cash equivalents and digital currencies	$119.64	M	$142.42	M	$(22.78	M)
Net fixed assets	$145.6	M	$73.24	M	+99%
Shareholders’ equity	$279.9	M	$265.03	M	+$14.87	M
Borrowings	$nil		$nil		-

Year-over-Year Comparison

Business Category	Q3 2026		Q3 2025		Change
Revenue	$12.2	M	$8.1	M	+50%
Net income	$1.0	M	$0.1	M	+$0.9	M
Adjusted EBITDA	$0.6	M	$(1.0	M)	+$1.6	M
EBITDA	$6.5	M	$1.7	M	+294%
Working capital	$103.0	M	$17.5	M	+489%
Digital currencies	$24.5	M	$15.4	M	+56%
Net fixed assets	$145.6	M	$19.5	M	+646%

Conference Call Details

The Company will host a conference call to discuss its third quarter 2026 results on November 13, 2026, at 8:30 AM ET. The conference call can be accessed by dialing the numbers below, or guests can utilize the Call Me link.

1-877-407-9039 or 1-201-689-8470.

Call Me: https://callme.viavid.com/viavid/?callme=true&passcode=13750233&h=true&info=company&r=true&B=6

A live webcast and replay will be available at www.digipowerx.com/investors.

Adjusted EBITDA — GAAP Reconciliation

The following table reconciles GAAP net income to EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA are non-GAAP financial measures presented as a supplement to GAAP results. See “Non-GAAP Financial Measures” below.

Amounts in U.S. dollars (millions)

Line Item	Q3 2026 ($M)
Net Income	$1.0	M
Add: Depreciation & Amortization	$5.5	m
EBITDA	$6.5	M
Add: Share-based Compensation	$2.2	M
Add: FX loss	$0.5	M
Add: Loss on sale of digital currencies	$0.1	M
Less: Crypto Revaluation Gain	$(7.1	M)
Less: Warrant FV Gain	$(1.5	M)
Less: Gain on sale of equipment	$(0.1	M)
Adjusted EBITDA — Q3 2026	$0.6	M

EBITDA and Adjusted EBITDA exclude share-based compensation, digital currency revaluation, and changes in fair value of financial instruments. These non-GAAP measures are not substitutes for GAAP results.

Non-GAAP Financial Measures

EBITDA is a non-GAAP financial measure. The Company defines EBITDA as net income (loss) before interest expense, income taxes, and depreciation and amortization. Management believes that providing this non-GAAP financial measure, which excludes items that vary significantly with the Company’s capital structure, tax position and the age and cost of its asset base, allows for meaningful comparisons of the Company’s core business operating results across reporting periods. It also provides the Company with an important tool for financial and operational decision making and for evaluating its own core business operating results over different periods of time. The Company’s EBITDA measure may not be directly comparable to similar measures provided by other companies in our industry, as other companies in our industry may calculate non-GAAP financial results differently. EBITDA does not reflect the Company’s capital expenditures, the cash required to service debt, or income tax payments, and it does not reflect the cost of replacing assets being depreciated and amortized. The Company’s EBITDA is not a measurement of financial performance under GAAP and should not be considered as a substitute for, or superior to, net income (loss) or any other measure of performance calculated in accordance with GAAP.

Adjusted EBITDA is a non-GAAP financial measure. The Company defines Adjusted EBITDA as net income (loss) before interest, taxes, depreciation and amortization, and further adjusted to exclude share-based compensation, digital currency revaluation, gains or losses on sale of digital currencies, foreign exchange gains or losses, changes in fair value of financial instruments (including warrant liabilities), gain/loss on settlement of debt, gains or losses on deconsolidation of subsidiaries, and gains or losses on sale of property and equipment. Management believes that providing this non-GAAP financial measure that excludes these items allows for meaningful comparisons between the Company’s core business operating results and those of other companies and provides the Company with an important tool for financial and operational decision making and for evaluating its own core business operating results over different periods of time. In addition to management’s internal use of non-GAAP Adjusted EBITDA, management believes that Adjusted EBITDA is also useful to investors and analysts in comparing our performance across reporting periods on a consistent basis. The Company’s Adjusted EBITDA measure may not be directly comparable to similar measures provided by other companies in our industry, as other companies in our industry may calculate non-GAAP financial results differently. The Company’s Adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered as a substitute for, or superior to, net income (loss) or any other measure of performance calculated in accordance with GAAP.

About Digi Power X

Digi Power X is an AI infrastructure company, operating a vertically integrated portfolio of power assets and data center capacity across Alabama, New York, and North Carolina. The Company’s NeoCloudz platform delivers GPU-as-a-Service on dedicated, bare metal NVIDIA infrastructure. For more information, visit www.digipowerx.com.

Investor Relations

For further information, please contact:

Michel Amar, Chief Executive Officer

Digi Power X Inc.

www.digipowerx.com

Investor Relations: T: 888-474-9222 | Email: IR@digihostpower.com

Cautionary Statement

Trading in the securities of the Company should be considered highly speculative. No stock exchange, securities commission or other regulatory authority has approved or disapproved the information contained herein. Cboe Canada does not accept responsibility for the adequacy or accuracy of this release.

Cautionary Note and Forward-Looking Statements

Except for the statements of historical fact, this news release contains “forward-looking information” and “forward-looking statements” (collectively, “forward-looking information”) that are based on expectations, estimates and projections as at the date of this news release and are covered by safe harbors under Canadian and United States securities laws. Forward-looking information in this news release includes the statements under “2027 Outlook” and “2027 Capital Plan,” statements regarding the expected timing of Phase 1 and Phase 2 at Columbiana and of billing thereunder, statements regarding the proposed debt financing, and other statements regarding goals, expectations and targets for the business of Digi Power X and of USDC. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “goals,” “projects,” “contemplates,” “believes,” “estimates,” “forecasts,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking information is subject to a variety of known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to: the Company’s ability to maintain and obtain new customers; that any additional commercial agreements under discussion will be entered into, or that the North Carolina, West Virginia or upstate New York opportunities will be realized; the Company’s ability to fulfill its obligations pursuant to its colocation agreements; counterparty performance; the Company’s ability to execute its evolving business model and strategy, including as it relates to its expansion into the data center market; future capital needs and uncertainty regarding the Company’s and USDC’s ability to raise additional capital or obtain financing; the risk that the US$200 million of debt financing contemplated by the company’s October 13, 2026 commitment letter is not completed on the anticipated terms, on a timely basis, or at all; Phase 2 deployment of the Company’s purpose-built AI data center campus is subject to various conditions, including the Company securing adequate financing that is acceptable to the Company’s tenant, and there can be no assurance that financing will be completed on the terms contemplated or at all; costs associated with the development, manufacturing and deployment of AI infrastructure; risks relating to construction and equipment delivery; delivery of deployment of equipment may not occur on the timelines anticipated by the Company, or at all; global demand for AI computing infrastructure; further improvements to profitability and efficiency may not be realized; permitting and interconnection, regulatory matters, and general economic and market conditions; and other related risks, some of which are more fully set out in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, as amended, and its subsequent Quarterly Reports on Form 10-Q filed with the SEC, and other documents disclosed under the Company’s filings at www.sedarplus.ca. The forward-looking information in this news release reflects the current expectations, assumptions and/or beliefs of the Company based on information currently available to the Company. Forward-looking information is not a guarantee of future performance, and accordingly undue reliance should not be put on such information due to the inherent uncertainties therein. The Company undertakes no obligation to revise or update any forward-looking information other than as required by applicable law.